Exhibit 10.10

OPEN LINK FINANCIAL, INC.

RETENTION BONUS PLAN

1.             Purpose. The purpose of this Retention Bonus Plan (the “Plan”) of Open Link Financial, Inc., a Delaware corporation (the “Company”), is provide an incentive to selected key employees of the Company to remain employed with the Company for a period of three years from the Effective Date.

2.             Definitions. The following terms as used in the Plan shall have the following meanings:

(a)           “Administrator” means Coleman Fung.

(b)           “Bonus Escrow Fund” means the account established under an Escrow Agreement dated as of the Effective Date among the Investors (as defined therein), OLF Acquisition Corp., the Administrator and Mellon Trust of New England, N.A., which shall be credited with the Initial Deposit, reduced by distributions to or on behalf of Participants, and adjusted to reflect investment performance.

(c)           “Cause” means a dismissal that is determined by the Administrator to be as a result of (i) the commission of any act by the Participant constituting financial dishonesty against the Company or its subsidiaries (which act would be chargeable as a crime under applicable law); (ii) the Participant’s engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which would: (A) materially adversely affect the business or the reputation of the Company or any of its subsidiaries with their respective current or prospective customers, suppliers, lenders and/or other third parties with whom such entity does or might do business; or (B) expose the Company or any of its subsidiaries to a risk of civil or criminal legal damages, liabilities or penalties; (iii) the repeated willful failure by the Participant to follow the directives of the chief executive officer of the Company or any of its subsidiaries, the board of directors of the Company or the board of directors of any of the Company’s subsidiaries or (iv) any material misconduct, material violation of the Company’s written policies, or willful and deliberate non-performance of duty by the Participant in connection with the business affairs of the Company or its subsidiaries. In the event a Participant is a party to an employment agreement with the Company, its subsidiaries or any successor entity that contains a different definition of “cause,” the definition set forth in such other agreement shall be applicable to such Participant for purposes of the Plan and not this definition.

(d)           “Distribution Date” means each of the first three (3) anniversaries of the Effective Date.

(e)           “Effective Date” means January 31, 2006.

(f)            “Good Reason” means the occurrence of any of the following events: (i) a substantial adverse change in the nature or scope of the Participant’s responsibilities, authorities, powers, functions or duties; (ii) a reduction in the Participant’s annual base salary except for across-the-board salary reductions similarly affecting all or substantially all management employees; (iii) the relocation of the offices at which the Participant is principally employed to a location more than 50 miles from such offices or (iv) a breach by the Company of its obligations under any agreement with the Participant, provided that the Participant first delivers to the Company ten (10) days written notice of breach and provided further that the Company fails to cure any such breach indicated in such notice (to the extent such cure is reasonably possible) within a reasonable time period. In the event a Participant is a party to an employment agreement with the Company, its subsidiaries or any successor entity that contains a different definition of “good reason,” the definition set forth in such other agreement shall be applicable to such Participant for purposes of the Plan and not this definition.

(g)           “Initial Deposit” shall have the meaning set forth in paragraph 3.

(h)           “Participant” means an employee of the Company who has been designated by the Administrator to participate in the Plan and has received a Participation Letter.

(i)            “Participation Letter” means a letter in the form attached hereto as Exhibit A, notifying an employee that he has been designated a Participant and such Participant’s number of Sharing Units.

(j)            “Retention Pool” means the value of the Bonus Escrow Fund on any given date.

(k)           “Sharing Units” means the measure used to determine the allocation of the Retention Pool on each Distribution Date. A total of 1,000 Sharing Units shall be available for issuance under the Plan.

3.             Initial Deposit. Upon the Effective Date, the Company shall make an initial deposit to the Bonus Escrow Fund in the amount of $3 million (the “Initial Deposit”).

4.             Participation. Upon or as soon as practicable after the Effective Date, the Administrator shall designate the employees of the Company who shall participate in the Plan and shall issue to such employees at least 916.67 Sharing Units in total. Any Sharing Units not so issued, up to 83.33 Sharing Units, may be reserved and granted by the Administrator in such amounts, at such times, and to such individuals as the Administrator shall determine in his sole discretion. Upon a Participant’s termination of employment with the Company for any reason, such Participant shall cease to be a Participant, and, subject to paragraph 5(d) below, shall not be entitled to any further payments under the Plan.

5.             Distributions.

(a)           On the first Distribution Date, each individual who is then a Participant shall be entitled to receive a cash payment equal to one-third of the Retention Pool, multiplied by a fraction, the numerator of which is the number of such Participant’s Sharing Units, and the denominator of which is the total number of all Sharing Units of all individuals who are then Participants.

(b)           On the second Distribution Date, each individual who is then a Participant shall be entitled to receive a cash payment equal to one-half of the Retention Pool, multiplied by a fraction, the numerator of which is the number of such Participant’s Sharing Units, and the denominator of which is the total number of all Sharing Units of all individuals who are then Participants.

(c)           On the third Distribution Date, each individual who is then a Participant shall be entitled to receive a cash payment equal to the Retention Pool, multiplied by a fraction, the numerator of which is the number of such Participant’s Sharing Units, and the denominator of which is the total number of all Sharing Units of all individuals who are then Participants.

(d)           Upon any termination of a Participant’s employment prior to the third Distribution Date, other than by the Company for Cause or by the Participant without Good Reason, such Participant shall receive, as soon as practicable following such termination, a cash payment equal to the Retention Pool multiplied by a fraction, the numerator of which is the number of such Participant’s Sharing Units, and the denominator of which is the total number of all Sharing Units of all individuals who are then Participants.

6.             Funding; Company Obligations. The obligations to Participants under the Plan shall be satisfied from the Bonus Escrow Fund. The only obligations of the Company under the Plan are to make the Initial Contribution, to direct the escrow agent under the Bonus Escrow Fund to make distributions to or on behalf of Participants in accordance with the Plan, and to remit amounts received from the escrow agent representing withholding taxes to the appropriate taxing authorities.

7.             Tax Withholding. Amounts payable under the Plan shall be reduced by applicable withholding taxes. The Company shall calculate, and direct the escrow agent under the Bonus Escrow Fund to pay to the Company, the withholding taxes attributable to any distribution made under the Plan. Upon receipt thereof, the Company shall promptly remit such amounts to the appropriate taxing authorities.

8.             Amendments. The Administrator may amend the Plan at any time; provided, however, that, without the consent of the Company, no such amendment shall increase the Company’s obligations under the Plan, and without the consent of an affected Participant, no such amendment may materially impair the rights of such Participant under the Plan.

9.             Successor to the Company. The Company may assign its obligations under the Plan to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and in the event of such assignment, the Company shall have no further obligations hereunder.

10.           Miscellaneous.

(a)           The Plan shall in all respects be construed according to the laws of the State of New York.

(b)           Nothing contained in the Plan shall be construed as a contract or guarantee of the right of the Participant to be, or remain as, an employee of the Company or to receive any, or any particular rate of, compensation.

Exhibit A

[form of Participation Letter]

[date]

[name]
[address]

Retention Bonus Plan

Dear             :

I am pleased to inform you that you have been designated as a Participant under the Open Link Financial, Inc. Retention Bonus Plan (the “Plan”), a copy of which is attached.

As further described in the Plan, subject to your continued employment, you will have the opportunity to share in a $3 million cash pool, which will be allocated and distributed in three installments on each of the first three anniversaries of the Effective Date. Allocations will be based on the number of each Participant’s Sharing Units as compared to the aggregate number of all Sharing Units.

You have been awarded                             Sharing Units. So far,                             Sharing Units have been awarded in total under the Plan. Therefore, your current percentage interest in the pool is           %. Note that additional Sharing Units, up to a total of 1,000, may be awarded, and therefore your percentage may decrease. Your percentage may also increase to the extent the employment of other Participants terminates under circumstances that result in a forfeiture of their Sharing Units.

We look forward to your continued commitment to the Company.

Sincerely,

OPEN LINK FINANCIAL, INC.

By:
Coleman Fung
Chief Executive Officer